Exhibit 10.27

Lease Termination/Continuation Agreement

This Lease Termination/Continuation Agreement is dated October 8, 2002 and is made by and between Dina Corporation, successor in interest to Diamond Parking, Inc., as Lessor and NeoRx Corporation, a Washington corporation, as Tenant.  Lessor and Tenant are parties to the Commercial Lease dated February 15, 1996 and amended August 14, 2000.

Tenant hereby provides a 6 Month Termination Notice in accordance with Paragraph 39 for (i) the approximately 34,752 square feet in one building located on Lots 3 through 6 (comprised of approximately 33,302 square feet of gross rentable area and approximately 1,874 square feet of drive-through area) and (ii) a 3-story parking garage containing approximately 53 parking stalls.  The Termination Date for this building and parking garage will be April 8, 2003.

NeoRx Corporation will continue to pay rent on Lots 7-11 (annex), a building containing approximately 2,896 square feet and a surface parking lot containing approximately 42 parking spaces.  The monthly rent for this space equals $3,592.00.

All other terms and conditions of the original Lease dated February 15, 1996 shall remain in full force and effect.

NeoRx Corporation

By:
Melinda Kile
Vice President and Controller

Dina Corporation

By:

Its: